Exhibit 10.4
CHANGE IN TERMS AGREEMENT

Principal $5,000,000.00	Loan Date 07-14-2011	Maturity 06-30-2012	Loan No 80263749	Call / Coll 04A0 / STOC	Account 202907892	Officer 75200	Initials
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***” has been omitted due to text length limitations.

Borrower:	UTG, Inc. C/O Ted Miller CFO 5250 South 6th Street Springfield, IL 62703	Lender:	First Tennessee Bank National Association Correspondent Services – Memphis 845 Crossover Lane Memphis, TN 38117 (901) 435-7974

Principal Amount: $5,000,000.00	Date of Agreement: July 14, 2011

DESCRIPTION OF EXISTING INDEBTEDNESS.
Promissory Note dated December 8, 2006 from Borrower to Lender, evidencing a revolving line of credit in the original amount of $5,000,000.00 and all modifications in file.

DESCRIPTION OF COLLATERAL.
400,000 Shares of Universal Guaranty Life Insurance Company Stock, Certificate Number 111.

DESCRIPTION OF CHANGE IN TERMS.
The following changes will be effective July 14, 211:
The line amount will be increased from $2,750,000.00 to $5,000,000.00.
The Maturity Date of the line will be extended from July 31, 2011 to June 30, 2012.
The repayment schedule will be the following:

PAYMENT.  Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on June 30, 2012.  In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning September 7, 2011, with all subsequent interest payments to be due on the same day of each quarter after that.

VARIABLE INTEREST RATE.  The interest rate on this loan is subject to change from time to time based on changes in an independent index which is the LIBOR Rate (as hereinafter defined), adjusted and determined as of the opening of business on the first day of the month in which this Note is executed (the “Initial Pricing Date”) and on the 1st day of every third month hereafter (each on “Interest Rate Change Date”).  The LIBOR Rate shall mean the London Interbank Offered Rate of interest for an interest period of three (3) months, as reported in The Wall Street Journal published on each Interest Rate Change Date.  Each change in the Index which results from a change in the LIBOR Rate shall become effective, without notice to the Borrower, on each Interest Rate Change Date; provided, however, that if The Wall Street Journal is not published on such date, the BIBOR Rate shall be determined by reference to The Wall Street Journal last published immediately preceding such date (the “Index”).  The Index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower.  Lender will tell Borrower the current Index rate upon Borrower’s request.  The interest rate change will not occur more often than each quarter.  Borrower understands that Lender may make loans based on other rates as well.  The Index currently is 0.250% per annum.  Interest on the unpaid principal balance of this loan will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate of 2.750 percentage points over the Index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 3.250% per annum based on a year of 360 days.  NOTICE:  Under no circumstances will the interest rate on this loan be less than 3.250% per annum or more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD.  Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this loan is computed using this method.

CONTINUING VALIDITY.  Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect.  Consent by Lender to this Agreement does not waive Lender’s right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms.  Nothing in this Agreement will constitute a satisfaction of the obligation(s).  It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing.  Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement.  If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it.  This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

UPFRONT FEE.  Borrower acknowledges that any fees associated with the Change in Terms and any collateral documents are for the account of the Borrower and Borrower agrees to reimburse Lender for any such fees.  A fee in the amount of $5,000.00 may be due and payable with the next billing under the terms of the Change in Terms and will be in addition to any scheduled payment.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS.  BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:
UTG, INC.
BY:	/s/ Theodore C. Miller
Theodore C. Miller, Sr. Vice President of UTG, Inc.